Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of iStar Inc. of our reports dated February 15, 2022, relating to the financial statements of Safehold Inc. and the effectiveness of Safehold Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Safehold Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, NY

December 16, 2022